Exhibit 99.1

SARATOGA RESOURCES, INC.

FORM 10 INFORMATION

PART I

Item 1.

Description of Business.

General

Saratoga Resources, Inc. is an independent oil and natural gas company engaged in the production, development, acquisition and exploitation of natural gas and crude oil properties. Since 1996, and before our completion of the Harvest Acquisitions (as defined below) in July 2008, the Company’s operations and operating assets were limited to (1) ownership of a working interest in the Red Hawk Fusselman and Red Hawk Mississippian fields, including the Adcock Farms No. 1 well, in Dawson County, Texas, (2) rights in approximately 27 square miles of 3D seismic data in the area including the Company’s Dawson County well, (3) a license to approximately 2,000 miles of 2D seismic data in the U.S. gulf coast region, (4) a 50% working interest in a 160 acre leasehold, running through October 2009, in Dawson County, Texas, adjoining the Adcock Farms No. 1 well site, and (5) pursuit of various potential business opportunities, both within and outside of the oil and gas industry.

During 2005 and 2006, the operations of Saratoga were substantially related to the ownership of a 50% working interest in the Adcock Farms No. 1, and efforts relating to oil and gas industry acquisitions and the development of its ownership in the Red Hawk Mississippian Field and the Red Hawk Fusselman Field held by production by the Adcock Farms No. 1 well. In October 2007, Saratoga entered into separate Purchase and Sale Agreements, each as amended, to acquire all the membership interests of Harvest Oil & Gas, LLC and The Harvest Group, LLC (the “Harvest Acquisitions”), and in July 2008 we completed the Harvest Acquisitions. Following completion of the Harvest Acquisitions, we are currently focused on exploration, exploitation, and development of natural gas and crude oil in the state waters of Louisiana. Our properties provide us with a valuable reserve base, an extensive portfolio of lower-risk drilling opportunities and a proved reserve commodity mix that is 67% natural gas and 33% oil.

Currently, our principal properties cover an estimated 33,000 gross acres (30,000 net), substantially all of which are held by production without near-term lease expirations, across 11 fields in the state waters of Louisiana. We own working interests in our properties ranging from 25% to 100%, with our average working interest on a net acreage leasehold basis being approximately 95%. Our net revenue interests in our properties range from 18% to 82%, with our average net revenue interest on a net acreage leasehold basis being approximately 70%. We operate over 92% of the wells that comprise our PV-10, enabling us to more effectively manage our operating costs, capital expenditures and the timing and method of development of our properties. We plan to implement an active development program to exploit these opportunities. Most of our properties offer multiple stacked reservoir objectives with substantial behind pipe potential. We have identified multiple prospects on our acreage and intend to initiate an aggressive development program to exploit these opportunities. We believe this development program will enable us to significantly grow our reserves, production and cash flow.

As of January 1, 2008 and giving effect to the Harvest Acquisitions, based on reserve reports prepared by Collarini Associates, independent petroleum engineers, we had 67.3 Bcfe of proved reserves, of which 67% were natural gas and 46% were proved developed. The PV-l0 of these proved reserves as of that date were $304.1 million. Our average daily net production for December 2007 was 16.4 MMcfe/d, of which 65% was oil.

Harvest Acquisitions

In July 2008, we acquired all of the membership interest in Harvest Oil & Gas, LLC (“HOG”) and The Harvest Group, LLC (“THG” and, together with HOG, the “Harvest Companies”).

As consideration for the membership interests in the Harvest Companies, we paid to the former members of the Harvest Companies a combined purchase price of $105,683,000 in cash and issued 4.9 million shares of our common stock.  The cash portion of the purchase price included $33,650,818 and $30,000,000 paid by the Harvest Companies to pay a note payable to Macquarie Bank Limited (“Macquarie”) and to obtain a release of a net profits interest and an overriding royalty interest in the properties of the Harvest Companies held by Macquarie and its affiliates, respectively, which amounts we paid directly to Macquarie on behalf of the Harvest Companies at closing. Of the 4.9 million shares of common stock issued in the acquisitions, 3.3 million shares were issued directly to Macquarie pursuant to an agreement between Macquairie and the members of the Harvest Companies relating to the release of the net profits interest and overriding royalty interest held by Macquarie.

In conjunction with the Harvest Acquisitions, and to finance the acquisitions and post-acquisition operations, in July 2008, we entered into a Credit Agreement (the “Wayzata Credit Agreement”) with Wayzata Investment Partners, LLC (“Wayzata”) and a separate Credit Agreement (the “Revolving Credit Agreement”) with Macquarie.  We borrowed $97,500,000 under the Wayzata Credit Agreement and approximately $12,528,878 under the Revolving Credit Agreement to pay the purchase price of the Harvest Acquisitions and associated costs.

The Harvest Companies are independent oil and natural gas companies engaged in the production, development, and exploitation of natural gas and crude oil properties, together covering an estimated 33,000 gross acres (30,000 net) across 11 fields in the state waters of Louisiana.

We have retained the key management and operational team members of the Harvest Companies and intend to focus our operations on the continued development and operations of the various holdings of the Harvest Companies.

Our Strengths

High-Quality Resource Base. Our assets are located primarily in the state waters of Louisiana in fields that are characterized by over 30 years of development drilling and production history, along with active participation by several leading industry companies in close proximity to the fields. We believe the quality and location of our properties promote operating efficiencies and result in minimal basis differentials in relation to our overall natural gas and crude oil prices. In addition, our reserve base has a large proved developed component and significant undeveloped and exploratory drilling opportunities, which we believe will provide increased near-term cash flow as well as organic growth opportunities.

Geographically Focused Portfolio of Assets. Our proved reserves are primarily located in the Grand Bay Field, Vermilion 16 Field and nine other established fields in state waters along the Louisiana Gulf Coast. This focused asset base allows us to leverage our technical knowledge of the geological features and operating dynamics within this region. Our geographic focus also enables us to establish economies of scale in both drilling and production operations, allowing us to manage a greater amount of acreage and minimize the marginal costs of increased drilling and production.

Extensive Workover and Drilling Inventory of Proved Reserves. Approximately 79% of our proved reserves are classified as proved developed nonproducing and proved undeveloped reserves. In addition, we believe our properties hold substantial behind pipe potential. We control an estimated 33,000 gross acres that are largely held by production, which we believe provide us with a significant number of exploration prospects. We have identified a large base of proved workovers and drilling locations across nine fields, and we intend to complete up to 16 workovers and recompletions and drill two proved undeveloped locations by the end of 2008. We believe these projects will significantly increase our production by the end of 2008.

High Net Revenue Interests and Operational Control. On a net acreage leasehold basis, we own a net revenue interest in our properties averaging approximately 70%, which enhances our returns by reducing royalty payments and provides us flexibility in negotiating farm-outs and other opportunities. Additionally, on a net acreage leasehold basis, we own a working interest in our properties averaging approximately 95%. We also operate over 92% of the wells that comprise our PV-10 as of January 1, 2008 (including the Harvest Companies). As operator, we can more efficiently manage our operating costs, capital expenditures and the timing and method of development of our properties. Our significant operational control and expertise in the area should allow us to operate with a lower cost structure and maximize returns on capital employed.

Control of Infrastructure and Third-Party Processing Revenues. Our asset base includes six production platforms and over 85 miles of pipelines, mostly within the Main Pass and Breton Sound areas. This extensive infrastructure position provides us with the opportunity to expand our existing resource base through joint ventures with and acquisitions of neighboring producing properties and also generate revenues from third party handling and processing. We currently receive modest processing revenues from third parties at our Grand Bay and Vermilion 16 Fields.

Experienced Management Team.  Saratoga’s five directors and executive officers have over 150 combined years of industry experience with a proven track record of successfully leading independent natural gas and oil production companies. In addition to Saratoga’s executive management team, the key members of the management and operational teams of the Harvest Companies joined Saratoga at the closing of Harvest Acquisitions. The Harvest Companies’ management and operational teams have extensive major oil company operational expertise with particular emphasis on cost-control and reservoir management.

Our Strategy

We intend to use our competitive strengths to increase our reserves, production and cash flow. The following are key elements of this strategy:

Grow Through Exploitation, Development and Exploration of Our Properties. We intend to focus our development and exploration efforts on our Louisiana properties. We believe that our extensive held by production acreage position will allow us to grow organically through lower-risk development drilling. We have attractive opportunities to expand our reserve base through field extensions, delineating deeper formations within existing fields and exploratory drilling. Most of our locations also offer multiple stacked reservoir objectives with substantial behind pipe potential.

Actively Manage the Risks and Rewards of Our Drilling Program. We operate over 92% of the wells that comprise our PV-10 as of January 1, 2008, and we own net revenue interests in our properties that average approximately 70% on a net acreage leasehold basis. We believe operating our properties is important because it allows us to control the timing and costs in our drilling budget, as well as control operating costs and marketing of production. In addition, our high level of net revenue interests enhances our returns from each successful well we drill by giving us a higher percentage of cash flow generated. We believe our high level of net revenue interests provides us with a unique opportunity to retain a substantial economic interest in higher risk wells while mitigating the risk associated with these projects through farm-outs or promoted deals. Additionally, we will review and rationalize our properties on a continuous basis in order to optimize our existing asset base.

Leverage Technological Expertise. We believe that 3-D seismic analysis and other advanced technologies and production techniques are useful tools that help improve drilling results and ultimately enhance our production and returns. We own 3-D seismic data that covers over 90 square miles in the Grand Bay Field and will seek more seismic data in the near future. We intend to utilize these technologies and production techniques in exploring for, developing and exploiting oil and natural gas properties to help us reduce drilling risks, lower finding costs and provide for more efficient production of oil and natural gas from our properties. We believe that the use of these technologies enhances our probability of locating and producing reserves that might not otherwise be discovered.

Pursue Opportunistic Acquisitions. We continually review opportunities to acquire producing properties, leasehold acreage and drilling prospects. We believe our relationship with Macquarie, which introduced us to the Harvest Companies, will provide us with “first look” opportunities relating to potential future acquisitions. When identifying acquisition candidates, we focus primarily on underdeveloped assets with significant growth potential. We seek acquisitions that will allow us to enhance and exploit properties without assuming significant geologic, exploration or integration risk.

Properties

The following table describes our properties and production profile at January 1, 2008 (including properties of the Harvest Companies).

Property	Natural Gas Equivalent (Bcfe)	% Gas	PV-10(1) (dollars in (thousands)	Net Acreage (estimated)	Net Revenue Interest %	Net Producing Wells	Daily Net Production (Mcfe/d)	Reserve Life Index(3) (Years)
Grand Bay	16.9	31%	$82,777	15,000	18-72%	66	4,497	10.3
Vermilion 16	33.8	94%	133.877	4.000	70-85%	4	130	*
Other	16.7	48%	87,446	11,000	31-82%	38	11,757	3.9
All Properties	67.3	67%	$304,100	30,000		108	16,384	11.3

* Not meaningful

(1)

Based on January 1, 2008 prices of $96.01 per Bbl and $6.71 per MMBtu.

(2)

Average net production for December 2007.

(3)

Calculated by dividing total net proved reserves by current net production for December 2007.

Grand Bay Field. The Grand Bay Field is located in Plaquemines Parish, Louisiana, approximately 70 miles southeast of New Orleans, Louisiana. It is situated in a shallow open water and marsh environment on the east side of the Mississippi River. Gulf Oil discovered the field in 1938. Operation of the field passed from Gulf Oil to Chevron Corporation in 1984. Chevron appeared to have done very little development work at Grand Bay before Greenhill, a subsidiary of Western Mining, acquired the property. Greenhill acquired a proprietary 3D seismic survey in 1993 covering 90 square miles (58,000 acres) and began development of the field before being acquired in 1997 by Mesa Inc., who merged with Parker and Parsley to form Pioneer Natural Resources. Greenhill limited its efforts to the best sands at Grand Bay and Pioneer did very little work in the area before selling the field to HOG in April 2005. A farmout was granted to Clayton Williams Energy, Inc. prior to the acquisition of the field by HOG, covering approximately 2,000 gross acres. Clayton Williams Energy, Inc. drilled eleven successful wells in the Grand Bay Field area. We elected not to participate in two of the wells but retained a 2% overriding royalty interest in those wells. Our ownership in Grand Bay Field ranges from 25% to 100% working interest and 18% to 72% net revenue interest. We are the operator of all of the Grand Bay Field property not subject to the Clayton Williams Energy, Inc. farmout.

The Grand Bay Field is a large, faulted anticlinal structure. It lies on a northwest/southeast trending, deep-seated salt ridge that also sets up Coquille Bay Field, to the northwest, and Romere Pass Field, to the southeast, Trapping is predominantly from intersecting fault closures associated with this anticlinal feature, although there are cases of stratigraphic trapping. The Clayton Williams Energy, Inc. wells were located using 3D seismic data and are mainly upthrown three-way closures on subsidiary down-to-the-basin faults with amplitude support. The predominant drive mechanism is water drive. Some productive formations are clean, blocky sands with high-resistivity pay. Other laminated, low-resistivity sands are also productive. Shallow sands are predominantly gas-filled and associated with anomalous amplitudes. There are additional shallow amplitudes in the field that have not yet been drilled or logged.

Production has been from over 30 different sands between approximately 3,000 and 13,500 feet, subsea. Farmout discussions are well advanced with a large independent to drill a 16,500 foot well at an estimated cost of approximately $20.0 million. We will be carried in the first well through the tanks. This well, which should be drilled in 2008, will evaluate deep potential updip from the GDLD A #60 well, which tested oil and gas in the Tex W interval. We believe deeper oil and gas potential also exists at the Big Hum level at approximately 17,000 feet and this will likely be studied further in the near future. We are currently reprocessing the proprietary Grand Bay 3D seismic survey.

Operating costs in the Grand Bay Field are relatively high due mainly to water handling. There was approximately $8.0 million of damage caused by Hurricane Katrina to Grand Bay and surrounding assets in August 2005 but facilities have now been rebuilt utilizing proceeds from insurance reimbursement. Specific cost reduction efforts include elimination of a tank battery and compressor removal at Grand Bay plus reducing exposure for another storm. Some field plugging and abandonment has also been done. Our goal is to establish an operating cost baseline by the end of the third quarter of 2008.

There is low pressure, high Btu-content gas at Grand Bay that has been used to lift oil and high pressure, lower Btu gas. We have only studied the shut-in wells to date for behind pipe potential and further upside potential is expected. Our leases in the Grand Bay Field, which are all held by production, cover an estimated 18,000 gross acres (15,000 net).

Vermilion 16 Field. The Vermilion 16 Field is located in state waters offshore Vermilion Parish, Louisiana, approximately 40 miles south of Lafayette, Louisiana. It is situated in approximately 12 feet of water, 0.5 miles offshore in the Gulf of Mexico. We acquired our interest from Maritech Resources Inc. in August 2005. We have a 100% working interest and we are the operator. Our net revenue interest ranges from 70% to 85%.

The field is a four-way rollover anticline on the downthrown side of a down-to-the-south fault. There are multiple stacked reservoirs within the field. Pulsed neutron logging has recently been carried out to identify unswept hydrocarbons within existing wellbores.  There are also a number of proved undeveloped drilling locations within the field, some of which will be targeted in 2008. We plan to license 3D seismic data to better locate proposed development wells.

Facilities include a central facility and there are five wellbores associated with the field. Production from McMoRan Oil and Gas, LLC’s King Kong wells, located 1.2 miles to the southwest of our platform in S.L. 17159, is processed at the Vermilion 16 platform, for which we receive revenues. The existing state leases cover an estimated 4,000 gross acres (4,000 net) and are all held by production.

Other Fields. We hold interests in nine other fields, all in Louisiana state waters, with working interests ranging from 40% to 100%. The net revenue interest ranges from 31% to 82%. The leases, which are all held by production, cover an estimated 11,000 gross acres (11,000 net).

Among the other fields in which we hold interests are the Main Pass and Breton Sound Fields, which are a series of stratigraphic trap-type fields in the Middle Miocene trend that were discovered with 3D seismic technology. Wells at Breton Sound 18 and Main Pass 25 fields were recently placed back on production due to the completion of platform reconstruction. The reservoir drive mechanisms are water drive and combination water drive/pressure depletion.

We also hold leasehold interests and a single operating well in Dawson County. Texas. We do not presently intend to conduct any further drilling or exploration operations on our Dawson County property.

Field Infrastructure

We own certain infrastructure assets serving our properties including approximately 85 miles of pipelines connecting several of the fields as well as outlying wellheads. There are six platform facilities plus 116 active wellbores associated with these fields, including ten salt water disposal wells. In addition to serving our wells and improving field economics, we generate revenues from providing access to our infrastructure assets to third parties. Facilities at Grand Bay include four tank batteries, a compressor station, various flowlines and a bunk house. We receive third-party processing revenues from Clayton Williams Energy, Inc. and McMoRan Oil and Gas, LLC.

Production and Price History

The following table sets forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with the sale of oil and natural gas on our properties for the years ended December 31, 2005 for HOG only and December 31, 2006 and year ended December 31 2007 for the Company on a pro forma combined basis.

	Year Ended December 31,
	2005	2006	2007
	HOG	Pro Forma Combined	Pro Forma Combined
Net Production:
Oil (MBbls)	44.0	403.0	614.7
Natural Gas (MMcfe)	329.0	1,905.0	3,111.7
Natural Gas Equivalent (MMcfe)	593.0	4,323.0	6,800.0

Natural Gas and Oil Sales (dollars in thousands):
Total Natural Gas and Oil	$3,643	$25,901	$53,020

Average Sales Price:
Total Natural Gas Equivalent ($ per Mcfe)	$6.14	$5.99	$7.80
Oil and Natural Gas Costs (dollars in thousands):
Lease operating expenses and production taxes	$1,936	$9	$25,416
Average lease operating expense per Mcfe	$3.26	$2.21	$3.21(1)

(I)

Represents total lease operating expenses per Mcfe, excluding approximately $3.6 million in non-recurring expenses associated with oil spill clean up costs

During the year ended December 31, 2007, we sold 100% of our products to one customer, Professional Oil and Gas Marketing.

Drilling Activity

The information contained in the following table should not be considered indicative of future drilling performance, nor should it be assumed that there is any necessary correlation between the number of productive wells drilled and the amount of oil and natural gas that may ultimately be recovered by us. We do not own any drilling rigs and all of our drilling activities are conducted by independent drilling contractors. The following table sets forth pro forma combined drilling activity for the years ended December 31, 2005, December 31, 2006 and December 31, 2007.

	Year Ended December 31,
	2005	2006	2007
Development wells
Productive	0	7	4
Non-productive	0	0	0

Exploratory wells
Productive	0	0	0
Non-productive	0	0	0

Acreage Position

The following table summarizes our total estimated gross and net natural gas and crude oil acreage under lease as of January 1, 2008 (including acreage of the Harvest Companies).

	At January 1, 2008 Total Acres (estimated)
	Gross	Net
Grand Bay	18,000	15,000
Vermilion 16	4,000	4,000
Other	11,000	11,000
Total	33,000	30,000

Item 2.

Management’s Discussion and Analysis or Plan of Operations.

Overview

Saratoga Resources, Inc. is an oil and gas exploration and production company.  The company’s operations and operating assets are focused in the U.S. gulf coast region.

During 2006 and 2007 our operations were exclusively devoted to our ownership of a working interest in a single oil well, the Adcock Farms No. 1, and efforts relating to acquisitions of oil and gas properties and/or operations.

During 2006 and 2007, in addition to operation of our interest in the Adcock Farms No. 1 well, we were actively engaged in efforts to evaluate the potential of our other oil and gas holdings, including retaining a consultant to evaluate our 3D seismic, and in efforts to acquire additional operations and assets.  As a result of those efforts, during 2006, we entered into an oil and gas lease, running through October 2009, pursuant to which we acquired a 50% working interest in 160 acres in Dawson County, Texas, adjoining our Adcock Farms Prospect.  Subject to the results of our ongoing evaluation of drilling prospects of each of our oil and gas holdings and the availability of funds, we intend to undertake efforts to drill one or more wells on our existing acreage.

During 2006, we, along with our principal shareholder, settled certain claims against a21, Inc.  Pursuant to the settlement, we received an aggregate of 34,640 shares of common stock of a21, Inc.

Pursuant to our efforts to acquire additional oil and gas properties and/or operations, in October 2007, we entered into separate purchase and sale agreements to acquire Harvest Oil & Gas, LLC (“HOG”) and The Harvest Group, LLC (“THG”).  HOG and THG own, manage and operate portfolios of oil and gas interests located in South Louisiana onshore and state waters of the Gulf of Mexico.  During the fourth quarter of 2007, we devoted substantial time and resources to due diligence, planning, negotiation, drafting and other activities relating to the planned acquisition of HOG and THG, including the financing of the acquisitions.  During the fourth quarter of 2007, we also appointed additional directors and consultants and hired an additional executive to facilitate our acquisition efforts.  At December 31, 2007, the proposed acquisitions of HOG and THG remained pending.

Subsequent to December 31, 2007, the purchase agreements with the owners of HOG and THG expired.

In July 2008, the Purchase and Sale Agreements relating to HOG and THG were reinstated and amended and the acquisition of HOG and THG was completed.

In conjunction with the acquisition of HOG and THG, we borrowed $97,500,000 under a term credit facility and $12,528,878 under a revolving credit facility to pay the purchase price and expenses of the acquisitions.

Critical Accounting Policies

The following describes the critical accounting policies used in reporting the financial condition and results of operations of Saratoga. In some cases, accounting standards allow more than one alternative accounting method for reporting, which is the case with accounting for oil and gas activities described below. In those cases, the reported results of operations of Saratoga would be different in the event Saratoga employed an alternative accounting method.

Revenue Recognition

Oil and gas production revenue is recognized as income as production is extracted and sold.

Impairment of Long-Lived Assets

Saratoga reviews all long-lived assets on a regular basis to determine if there has been impairment in the value of those assets. If, upon review, it is determined that the carrying value of those assets may not be recoverable, Saratoga will record a charge to earnings and reduce the value of the asset on the balance sheet to the amount determined to be recoverable.

For purposes of evaluating recoverability of long-lived assets, the recoverability test is performed using undiscounted cash flow of the individual assets and consolidated undiscounted net cash flow for long-lived assets not identifiable to individual properties compared to the related carrying value, if the undiscounted operating income is less than the carrying value, the amount of the impairment, if any, will be determined by comparing the carrying value of each asset with its fair value. Fair value is generally based on a discounted cash flow analysis.

Results of Operations

The following table sets forth selected operating data for the periods indicated.

	Year Ended December 31,		Three Months Ended March 31,
	2006	2007	2007	2008
(dollars in thousands)

Revenues
Oil and gas revenues	$35	$30	$6	$31
Other revenues	10	--	--	--

Total revenues	45	30	6	31

Costs and Expenses:
Lease operating expense	24	21	2	3
Depreciation expense	--	--	--	--
General and administrative	65	599	12	229
Realized loss on marketable securities	--	10	--	--
Interest expense	45	51	15	14

Total costs and expenses	134	682	29	246

Net income (loss)	(89)	(652)	(22)	(216)

Unrealized holding gain (loss)	(21)	(46)	6	--

Comprehensive loss	$(110)	$(699)	$(16)	$(216)

Three months ended March 31, 2008 compared to three months ended March 31, 2007 (Dollars in Thousands)

Revenues. Revenues for the three months ended March 31, 2008 were $31 as compared to $6 for the three months ended March 31, 2007. Revenues for both quarters were generated from oil and gas revenues from our working interest in the Adcock Farms #1 well.  The increase in revenues for the quarter was attributable to higher oil prices and the return of the wellbore to more consistent production.

Lease Operating Expenses. Lease operating expenses were $3 and $2 for the first quarters of 2008 and 2007, respectively. The lease operating expenses were associated with the Adcock Farms #1 well.  The increase in lease operating expenses was attributable to slight increased cost of maintenance on the wellbore.

Lease operating expenses are anticipated to increase significantly if any of the aforementioned planned acquisitions occur.

General and Administrative Expenses.  General and administrative expense increased from $12 for the three months ended March 31, 2007 to $229 for the three months ended March 31, 2008. The increase in general and administrative expense in the 2008 quarter related principally to the incurrence of costs to facilitate our planned acquisition of HOG and THG, including compensation expenses to attract and retained personnel to support those efforts. For the three months ended March 31, 2008, we incurred a total of $97 in compensation related expenses related to accrued salaries due our two executive officers pursuant to employment agreements dated in October 2007. These agreements provide for salaries beginning in September 2007 that are being deferred and accrued until receipt by the Company of funding in the amount of at least $25 million. We incurred $80 in accounting fees and $6 in legal fees in quarter ended March 31, 2008. We also incurred $24 in travel related expenses incurred in connection with our acquisition efforts. The remaining expenses were incurred for general administrative purposes. For the prior year quarter ended March 31, 2007, we incurred general and administrative expense of $12 primarily for accounting and legal services.  Upon closing of the acquisitions of the Harvest Companies, Saratoga expects that its general and administrative expense will increase significantly. In conjunction with the closing of the Harvest Acquisition, Messrs. Cooke and Clifford agreed to extend payment of accrued but unpaid salary through July 14, 2008, totaling $157,500 each, and to accept payout of that accrued salary in monthly installments over three years with interest accruing at 10%.

Interest Expense.  Interest expense on the loans from shareholder were $14 and $15 for the three months ended March 31, 2008 and 2007, respectively.  In connection with the efforts to acquire the Harvest Companies, Saratoga anticipates that its interest expense will increase significantly to reflect the interest on the debt incurred in connection with the Harvest Acquisitions and borrowings on the new revolving credit facility.

Realized and Unrealized Holding Losses.  The Company liquidated its marketable securities during the fourth quarter of 2007 and, thus, had no realized or unrealized holding losses during the quarter ended March 31, 2008. We incurred $6 in unrealized gains for the three months ended March 31, 2007.

Year Ended December 31, 2007 to Year Ended December 31, 2006 (Dollars in Thousands)

Revenues. During the year ended December 31, 2007, Saratoga reported oil and gas revenues of $30 from its working interest in the Adcock Farms No. 1 well. Saratoga had oil and gas revenues of $35 from its working interest in the well during the corresponding 2006 period.

Other revenues. Saratoga had no revenues classified as “other revenues” during the year ended December 31, 2007. Other revenues of $10 during the year ended December 31, 2006 related to the settlement of certain claims with a21 Group, Inc. pursuant to which Saratoga received shares of a21 common stock, which amount reflected the fair value of the shares of a21 common stock received in the settlement net of associated costs.

Lease operating expense. During the year ended December 31, 2007, lease operating expense associated with the Adcock Farms No. I well was $21, compared to $24 for the prior year.

Depreciation expense. Depreciation expense was non-material in both 2006 and 2007.

General and administrative expense. General and administrative expense increased from $65 during the year ended December 31, 2006 to $599 during the same period in 2007. During 2007, Saratoga incurred general and administrative expense related to the Harvest Acquisitions. During 2006, Saratoga incurred general and administrative expense attributable to the issuance of an aggregate of 75,000 shares of common stock as compensation for the services of the two of its independent directors and its advisory director. These services were valued at $33.

Interest Expense. Interest expense on the loans owed to the principal shareholder of Saratoga increased from $45 for the year ended December 31, 2006 to $51 for the year ended December 31, 2007. The increase in interest expense was attributable to the continuing accrual of interest on the loans.

Unrealized holding gain (loss). Saratoga had unrealized losses on its available-for-sale securities of $46 during the year ended December 31, 2007. Those unrealized losses are included in other comprehensive loss.

Financial Condition (Dollars in Thousands)

Liquidity and Capital Resources.  The Company had a cash balance of $0 and a working capital deficit of $1,878 at March 31, 2008 as compared to a cash balance of $27 and a working capital deficit of $1,182 at December 31, 2007. The working capital deficit at March 31, 2008 reflects accrued expenses and accounts payable attributable to the hiring of personnel and efforts associated with the planned acquisitions of HOG and THG and included $562 in current debt due to related parties, $270 in accrued contingent compensation due our officers pursuant to employment agreements and $1,096 in accounts payable and accrued expenses.

Loans from its principal shareholder bear interest at 12.5%. The change in debt was attributable to the additional interest accrued on the loans.  $100,000 of the loan was repaid on closing of the Harvest Acquisition.  The balance of the loans from the Company’s principal shareholder, totaling $463,412, along with accrued salary payable to the Company’s Chairman and Chief Executive Officer, totaling $157,500, and accrued salary payable to the Company’s President, totaling $157,000, were renewed and extended on closing of the Harvest Acquisition pursuant subordinated promissory notes payable over three years in monthly installments with interest accruing at 10% per annum.

At and for the period ended March 31, 2008, Saratoga had limited capital resources and limited operating revenues to support its overhead. Saratoga has been and at March 31, 2008, continued to be dependent upon its principal shareholder to provide financing to support operations and ongoing cost control measures to minimize negative cash flow. In connection with the acquisitions of the Harvest Companies, Saratoga borrowed $110,028,878 to pay the cash portion of the purchase price of the Harvest Companies and related transaction costs.

Capital Expenditures and Commitments. During the year ended December 31, 2007, Saratoga made no capital expenditures and, at year ended December 31, 2007, it had no capital commitment obligations.

As noted, the acquisitions of the Harvest Companies required $105,683,000 to pay the cash portion of the purchase price. Additionally, related acquisition and transaction costs paid in connection with the acquisitions was approximately $4,345,878.

Off-Balance Sheet Arrangements. Saratoga had no off-balance sheet arrangements or guarantees of third party obligations at March 31, 2008.

Inflation. Saratoga believes that inflation has not had a significant impact on its operations since its inception.

Combined Pro Forma

The following discussion and analysis should be read in conjunction with the unaudited pro forma combined financial data included in this Current Report on Form 8-K and the financial statements and notes thereto for HOG, THG and Saratoga.

Introduction

We are engaged in the exploration, development and production of oil and natural gas. We sell our oil and natural gas to a single oil and natural gas marketing company. Prior to the Harvest Acquisition described herein, we operated as three separate legal entities: (a) Saratoga (and subsidiaries); (b) HOG and (c) THG (together the “Predecessor Entities”). Saratoga has operated over the past several years as a publicly traded oil and gas company with assets and operational activities limited to a single well and prospect in Texas. HOG was founded on August 9, 2004 (“Inception”), as a private oil and gas company focused on oil and natural gas production in south Louisiana. HOG had minimal operations prior to August 18, 2005, at which time the Grand Bay Field was acquired from Pioneer Natural Resources and the Vermilion 16 Field was acquired from Maritech Resources, Inc. THG commenced operations as a private south Louisiana focused oil and gas company in September 2006 after the Main Pass, Breton Sound and other smaller fields and operating assets were purchased from Hess Corporation.

Included under “Unaudited Pro Forma Condensed Combined Financial Information” are unaudited pro forma combined results of operations in which the financial results of all three Predecessor Entities have been combined for the twelve-month period ended December 31, 2007 and for the three-month period ended March 31, 2008, assuming the Harvest Acquisitions had occurred at the beginning of each respective period. In this discussion, references to the “Company,” “we” or “our” shall mean the combined pro forma HOG, THG and Saratoga entity.

The management discussion and analysis seen below should be read in conjunction with the results of operations for the entities and periods discussed.

All Mcfe figures discussed in this analysis assume a 6:1 conversion ratio of natural gas to oil.

Factors and Trends Affecting Our Results of Operations

Production trends. Average daily net production of oil and natural gas increased from 1,165 Mcfe per day for the period from Inception through December 31, 2005 to 11,844 Mcfe per day for the year ended December 31, 2006. Average daily net oil and gas production increased from 11,844 Mcfe per day for the year ended December 31, 2006 to 18,629 Mcfe per day for the year ended December 31, 2007. Oil and natural gas daily production has increased since 2005 primarily due to the Company’s continuing efforts to repair and restore production facilities at the Company’s south Louisiana properties following the damage incurred during Hurricane Katrina in August 2005. In addition, the Company’s acquisition of Hess Corporation’s Main Pass/Breton Sound properties in September 2006 and the Company’s focused efforts in 2006 and 2007 on multiple development drilling opportunities in the Grand Bay Field have also increased production. Subsequent to December 31, 2007, HOG completed the installation of the Main Pass 25 production facility, replacing the hurricane destroyed facility, and restored production from 4 of the wells in the field. In 2008, we expect to continue to increase production through the drilling of additional wells as management continues to evaluate our leasehold position through utilization of our 3D seismic and extensive well log database.

Natural gas and oil prices. Our revenues are dependent on the prevailing prices of natural gas and oil and our ability to effectively hedge production to minimize adverse fluctuations in prices. Prices for natural gas and oil are subject to large fluctuations in response to relatively minor changes in the supply of or demand for natural gas and oil, market uncertainty and a variety of different factors beyond our control. Natural gas and oil prices have fluctuated substantially from 2005 to 2007. Average prices received per Mcfe of oil and natural gas were $6.14 and $5.99 for the period from Inception through December 31, 2005 and the year ended December 31, 2006, respectively. Average prices received per Mcfe of oil and natural gas for the Company were $5.99 for the year ended December 31, 2006 and $7.80 for the year ended December 31, 2007. The increase in prices received in 2006 and 2007 was the result of generally higher commodity prices and increased oil production as a percentage of total hydrocarbons produced (based on a 6:1 natural gas to oil conversion ratio).

Production rates. Our future earnings and cash flows are dependent on our ability to manage our overall cost structure to a level that allows for profitable production. Our expectations with respect to future production rates are subject to a number of uncertainties, including those associated with the availability and cost of drilling rigs and third party services, natural gas and oil prices, the potential for mechanical problems, permitting issues, drilling success rates and the accuracy of our assumptions regarding the sustainability of historical growth rates, weather, and other uncertainties.

Lease operating expense. Lease operating expense includes certain employment-related costs, well workover costs, repair and maintenance costs, marine costs, fuel costs, production taxes, ad valorem taxes and other expenses necessary to maintain operations. Lease operating expense is driven in part by the type of commodity produced, the level of maintenance activity required and the geographical location of our properties.

Our direct operating expenses have increased primarily as a result of increased production and generally higher field service costs in south Louisiana in 2006 and 2007 as insurance, marine transportation, contract labor and service providers have become more expensive given the high commodity price environment and the disruption in the labor pool following Hurricane Katrina. We expect our 2008 production expenses to decrease on a per Mcfe basis, as costs for marine transportation and other field level expenses begin to decrease and normalize.

General and administrative expense. General and administrative expense includes employee compensation and benefits, professional fees and legal, accounting and other advisory services and corporate overhead. In order to manage and maximize the Company’s growth potential, we increased our professional staff, which has resulted in increased general and administrative expense from 2005 through 2007. We expect general and administrative expense to continue to increase in future years as we grow the scope and breadth of our operations and operate as a public company.

Debt service obligations. The indebtedness we incurred in our drilling program from 2005 to 2007 has significantly increased our debt service obligations in each period. As part of the proposed Harvest Acquisitions, our existing indebtedness to Macquarie was repaid in full and indebtedness to our principal shareholder was repaid in part and we borrowed an aggregate of $110,028,878 under a term loan facility and a revolving credit facility to pay the acquisition price associated with the Harvest Acquisitions, transaction costs associated with the Harvest Acquisitions and to satisfy other obligations of the Company. The new borrowing under the Company’s credit facilities will result in higher interest expense and debt service obligations in the future.

Derivative income (loss). We enter into derivative contracts from time to time to provide a measure of stability in the cash flows associated with our oil and natural gas production to manage exposure to commodity prices. We realize derivative income or derivative losses in a period based on commodity price movements relative to our hedge positions. See “—Liquidity and Capital Resources—Off-Balance Sheet Arrangements.”

Other revenue. Other revenue represents revenue we receive from sources other than oil and natural gas sales. Our primary source of other revenue represents fees we receive from processing and transporting third party hydrocarbons.

During 2005, we realized a one-time gain of $0.6 million from the settlement of a lawsuit. The lawsuit was the result of a settlement in HOG’s favor related to a fee owed to HOG from a financial firm.

Depreciation, depletion and amortization. Depreciation, depletion and amortization represent the expensing of the capitalized costs of our natural gas and oil properties and our other property and equipment.

As we undertake efforts to increase our production of natural gas and oil from our properties, we expect our depreciation, depletion and amortization expense to increase substantially in 2008 and later years.

Plugging and abandonment provision (recovery). Plugging and abandonment provision (recovery) relates to an accrual for the Company’s estimated future plugging and abandonment costs.

Results of Operations

The following table sets forth selected pro forma operating results for the periods indicated.

Three Months Ended

March 31,

2007

2008

Unaudited

Unaudited

(dollars in millions)

Pro Forma(1)

Pro Forma(1)

Revenues:

Oil and gas revenues

$ 52.1

$ 16.2

Derivative income (loss)

(12.0)

(5.8)

Other revenues

   0.3

0.6

Total revenues

40.1

11.0

Operating expenses:

Lease operating expense

$ 26.5

  $7.4

Depletion, depreciation and amortization

7.4

5.3

General and administrative expense

2.8

2.9

Total operating expense

$ 36.7

$16.0

Income (loss) from operations

3.4

(5.0)

Interest (expense) income, net

$ 11.0

$5.0

Other income, net

-

-

Net income (loss) before income taxes

$(7.6)

$(10.0)

(1)

Represents unaudited pro forma combined financials for HOG, THG and Saratoga. See “Unaudited Pro Forma Condensed Combined Financial Information,”

The following table sets forth selected pro forma data for the periods indicated.

Three Months Ended

March 31,

2007

2008

Unaudited

Unaudited

Pro Forma

Pro Forma

Production

Net oil production (MBbls)

615

140

Net natural gas production (MMcf)

3,112

485

Total net oil and gas production (MMcfe)(1)

6,800

1,325

Average net daily oil and natural gas production (MMcfe)

18.6

14.6

Per Mcfe Metrics

Total revenue

$ 6.08

$ 12.21

Actual lease operating expenses

$ 3.74

$   5.56

Pro forma lease operating expenses

$ 3.21

$   2.94(2)

Total operating expenses

$ 7.44

$ 12.10

(1)

Assumes a 6:1 conversion ratio of natural gas to oil.

(2)

Excludes costs associated with well control on the South Atchafalaya Bay well.

Year ended December 31, 2006 compared to year ended December 31, 2007

Oil and gas revenues. Our oil and gas revenues increased from $25.9 million for year ended December 31, 2006 to $52.1 million for the year ended December 31, 2007 primarily based on increased production partially offset by lower average selling prices for the periods. Total production increased from approximately 4,323 MMcfe in 2006 to 6,800 MMcfe in 2007. This increase in production was primarily the result of the acquisition of the Main Pass/Breton Sound properties in September 2006. Average sales prices for production decreased from $6.62 per Mcfe during the year ended December 31, 2006 to $6.08 during the year ended December 31, 2007.

Derivative income (loss). Our derivative income (loss) resulting from our hedging activities resulted in a loss during year ended December 31, 2007 of $12.0 million as compared to a gain of $2.3 million during year ended December 31, 2006. The adverse change in derivative income was attributable to the forward hedge prices being lower than the forward market prices on NYMEX.

Other revenues. Our other revenues are attributable to third party fees from utilization of our processing and transportation facilities decreased from $0.5 million to $0.3 million for the year ended 2006 and 2007, respectively.

Lease operating expense. Lease operating expense increased from $9.5 million for year ended December 31, 2006 to $26.5 million for the year ended December 31, 2007. On a per Mcfe basis, production costs increased from $2.21 per Mcfe in 2006 to $3.74 per Mcfe in 2007. This increase is primarily the result of two factors. First, the Company incurred $3.6 million in nonrecurring expenses in 2007 resulting from oil spill cleanup costs associated with a parted oil line transporting liquids between facilities. Lease operating expense for 2007 on a per Mcfe basis was $3.21 per Mcfe excluding these nonrecurring expenses. The second primary factor causing the increase in lease operating expense in 2007 was generally higher operating expenses incurred in 2007 as compared to prior years. We experienced significantly higher insurance costs and marine transportation costs in 2007, which we expect to normalize in future periods.

Depletion, depreciation and amortization. Depletion, depreciation and amortization increased from $15.5 million for year ended December 31, 2006 to $21.1 million for the year ended December 31, 2007. The increase in depletion, depreciation and amortization is primarily the result of increased production in 2007, in addition to the Main Pass/Breton Sound acquisition and our capital investments incurred as part of the Company’s continued efforts to restore and improve facilities.

Plugging and abandonment provision (recovery). Plugging and abandonment provision (recovery) increased from negative $0.3 million for year ended December 31, 2006 to $1.2 million for the year ended December 31, 2007. This increase is the result of increased drilling and production activity.

General and administrative expense. General and administrative expense increased from $1.9 million for the year ended December 31, 2006 to $2.8 million for the year ended December 31, 2007. The increase was the result of our continued efforts to expand the scope and breadth of our management and engineering staff as we continued to increase production.

Income (loss) from operation. Income (loss) from operations decreased from income of $2.0 million for year ended December 31, 2006 to a loss of $9.2 million for the year ended December 31, 2007. The loss from operations was primarily the result of significantly higher production costs incurred during the year ended December 31, 2007 as compared to the prior year.

Interest expense, net. Interest expense, net of interest income, decreased from $28.3 million for the year ended December 31, 2006 to $11 million for the year ended December 31, 2007. The interest expense resulted from the pro forma effect of a higher level of indebtedness for the Company following the issuance of $97.5 million in secured notes and borrowing of $12.5 million under our senior secured revolving credit facility as part of the Harvest Acquisitions.

Net income (loss). Our net loss increased from $25.8 million for the year ended December 31, 2006 to $29.2 million for the year ended December 31, 2007. The net loss was primarily the result of higher production costs and higher pro forma interest expense incurred during the year ended December 31, 2007 as compared to the prior year.

Increased General and Administrative Expenses

We believe that our general and administrative expenses will increase following the completion of the Harvest Acquisitions. This increase will consist of expenses associated with an enhanced management team, additional legal and accounting fees and other expenses associated with compliance with the Sarbanes-Oxley Act of 2002, additional accounting support services, costs of filing annual and quarterly reports with the SEC, investor relations, directors’ fees, directors and officers insurance, and registrar and transfer agent fees that we expect to incur following completion of the Harvest Acquisitions and other similar expenses as the corporate and business structure of our company becomes more complex. As a result, we believe that our general and administrative expenses for future periods will increase significantly. Our consolidated financial statements following the completion of the Harvest Acquisitions will reflect the impact of these increased expenses and affect the comparability of our financial statements with periods prior to the completion of the Harvest Acquisitions.

Impact of Inflation

Inflation has not had a material effect on our results of operations.

Financial Condition

Liquidity and Capital Resources.  After giving effect to the funds provided by the secured notes and the borrowing of $12.5 million under our senior secured revolving credit facility in connection with the Harvest Acquisitions, at March 31, 2008, our pro forma cash balance was $0 and our pro forma working capital was $2.6 million.

We believe that our cash requirements over the next twelve months will be met by revenues from operations and borrowings under our senior secured revolving credit facility.

Debt.  As part of the Harvest Acquisitions, we assumed and amended the existing credit facility of HOG and THG with Macquarie Bank Limited, entered into a Credit Agreement with Watzata Investment Partners pursuant to which we borrowed $97.5 million and borrowed $12.5 million under the Macquirie revolving credit facility.  The amounts owing under the prior credit facilities of HOG and THG with Macquarie were repaid in full from proceeds of the Harvest Acquisitions.

The revolving credit agreement provides for reserve-based loans of up to $25 million (including up to $13 million which will be available toward outstanding letters of credit), is secured by a first priority security interest in, and first lien on, substantially all of our assets, and matures on February 16, 2011.  Loans under the revolving credit facility are subject to borrowing base requirements and bear interest at varying rates based on percentage of borrowing base and margins ranging from 2.25% to 2.75% over the applicable LIBO rate or 0.75% to 1.25% over the applicable prime rate.  Interest on the revolving credit facility is due monthly with respect to prime rate based loans and at the end of each applicable interest period with respect to Eurodollar loans.

Outstanding letters of credit totaling approximately $11.5 million will continue under the new revolving credit facility and will reduce amounts available to be drawn thereunder.

The $97.5 million term credit facility is secured by a second lien on substantially all of our assets and matures on July 14, 2011. Loans under the facility bear interest at 20% per annum.  Interest is due in monthly installments and the principal is due in full at maturity.

Off-Balance Sheet Arrangements

We entered into derivative contracts to provide a measure of stability in the cash flows associated with our oil and natural gas production and to manage exposure to commodity prices. All of the derivative instruments are placed with Macquarie.

In August 2005, we entered into our first derivative contracts with Macquarie; followed by our second derivative contacts executed in September 2006. As of December 31, 2007, we had the following oil and gas hedge contracts accounted for on a mark-to-market basis still in place and those contracts remain in place following the Harvest Acquisitions:

Harvest Oil & Gas, LLC

Natural gas derivatives

Production

Instrument

Period

    Type

         Volume

Price

2008

Swap

481,790MMbtu

$7.38

2008

Swap

445,182MMbtu

$8.50

2009

Swap

389,234 MMbtu

$7.10

2010

Swap

321,335 MMbtu

$6.85

2011

 Swap

265,717 MMbtu

$6.85

2008

 Put

126,000 MMbtu

$6.50

2009

Put

143,100 MMbtu

$6.50

2010

 Put

143,100 MMbtu

$6.50

2011

 Put

143,100 MMbtu

$6.50

Crude oil derivatives

Production

Instrument

Period

    Type

         Volume

Price

2008

 Swap

116,582 Bbls

$58.50

2009

 Swap

95,697 Bbls

$57.80

2010

 Swap

81,093 Bbls

$56.19

2011

Swap

68,461 Bbls

$56.19

2008

 Put

19,764 Bbls

$50.00

2009

 Put

26,484 Bbls

$50.00

2010

 Put

26,484 Bbls

$50.00

2011

 Put

26,484 Bbls

$50.00

The Harvest Group, LLC

Natural gas derivatives

Production

Instrument

Period

    Type

         Volume

Price

2008

 Swap

217,731 MMbtu

$7.00

2009

 Swap

59,437 MMbtu

$7.00

2008

 Put

100,655 MMbtu

$7.00

2009

 Put

57,619 MMbtu

$7.00

Crude oil derivatives

Production

Instrument

Period

    Type

         Volume

Price

2008

Swap

75,413 Bbls

$60.00

2009

 Swap

40,989 Bbls

$60.00

2008

Call

71,207 Bbls

$75.00

2009

 Call

40,989 Bbls

$75.00

2008

Put

35,603 Bbls

$60.00

2009

Put

20,495 Bbls

$60.00

Item 3.

Description of Property.

See “Properties” under “Part I. Item 1. Description of Business.”

Item 4.

Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information as of July 14, 2008, following the Harvest Acquisition, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Saratoga’s common stock held by (i) each person known by Saratoga to be the owner of more than 5% of the outstanding shares of Saratoga’s common stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group:

Number of Shares

Percentage

Name of Beneficial Owner(1)

Beneficially Owned(2)

of Class

Thomas F. Cooke

6,145,422

(3)

36.4%

Macquarie Bank Limited

3,300,000

19.6%

Andy Clifford

2,638,598

(4)

15.6%

Barry Salsbury

943,280

(5)

5.6%

Kevin Smith

214,295

(6)

1.3%

Rex H. White, Jr.

52,500

<1.0%

Marvin Chronister

60,000

<1.0%

All directors and officers as a group (6 persons)

10,054,095

59.6%

(1)

Unless otherwise indicated, each beneficial owner has both sole voting and sole investment power with respect to the shares beneficially owned by such person or group. The number of shares shown as beneficially owned include all options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days of July 14, 2008.

(2)

The percentages of beneficial ownership as to each person or group assume the exercise or conversion of all options, warrants and convertible securities held by such person or group which are exercisable or convertible within 60 days, but not the exercise or conversion of options, warrants and convertible securities held by others shown in the table.

(3)

Includes 109,148 shares held by June Cooke, Mr. Cooke’s spouse, of which Mr. Cooke disclaims beneficial ownership.

(4)

Includes (a) 125,000 shares held by Mr. Clifford, (b) 2,500,000 shares held of record by CPK Resources LLC, an entity controlled by Mr. Clifford, (c) 7,425 shares held by a SEP-IRA for the benefit of Mr. Clifford, and (d) 6,173 shares held by a SEP-IRA for the benefit of Mr. Clifford’s spouse. Of the shares held by CPK Resources, 2,000,000 shares are subject to forfeiture if Mr. Clifford is not continuing in his service as President of Saratoga on October 8, 2008.

(5)

Includes 200,000 shares that are subject to forfeiture if Mr. Salsbury is not continuing in his service as President of the Harvest Companies on January 14, 2009 and 200,000 shares that are subject to forfeiture if Mr. Salsbury is not continuing in his service as President of the Harvest Companies on July 14, 2009.

 (6)

Includes 10,000 shares held by Sandra Smith, Mr. Smith’s spouse, of which Mr. Smith disclaims beneficial ownership.

Item 5. Directors, Executive Officers, Promoters and Control Persons.

Directors and Officers of Saratoga

The following table sets forth certain information regarding Saratoga’s executive officers and directors as of July 14, 2008:

Name

Age

Position

Thomas F. Cooke

59

Chairman and Chief Executive Officer

Andy C. Clifford

53

President and Director

Barry R. Salsbury

44

President of the Harvest Companies

Kevin Smith

63

Director

Rex H. White, Jr.

75

Director

Marvin Chronister

56

Director

Thomas F. Cooke. Mr. Cooke co-founded Saratoga in 1990 and has served as our Chief Executive Officer and Chairman since 1996. From 1996 until October 2007, Mr. Cooke also served as President of Saratoga. In addition to his service as an officer of Saratoga, Mr. Cooke has been self-employed as an independent oil and gas producer for more than 20 years.

Andy C. Clifford. Mr. Clifford has served as President and a director of Saratoga since October 2007. From June 2006 until his appointment as President and a director, Mr. Clifford served as an advisory director of Saratoga. Prior to joining Saratoga, Mr. Clifford was a co-founder and Executive Vice President of Aurora Gas, LLC, an independent gas developer and producer. Mr. Clifford has over 29 years of experience in the domestic and international oil and natural gas arena, and served in various leadership roles with BFIP Petroleum. He also worked as a geophysicist with BHP, KUFPEC and Exxon. Mr. Clifford holds a Bachelor of Science in Geology from London University and is a frequent speaker and published author on a variety of energy industry topics.

Barry Salsbury. Mr. Salsbury co-founded and, since 2004, has served as President of the Harvest Companies. Mr. Salsbury continues to serve as President of the Harvest Companies and will be responsible for Louisiana Gulf Coast operations of the Company. Prior to founding the Harvest Companies, Mr. Salsbury served as Well Abandonment Manager of ChevronTexaco from 2002 to 2004 and Chief Operating Office for Benterra Corporation (a wholly owned Chevron subsidiary) from 2002 to 2004. Mr. Salsbury is a petroleum engineer with more than 22 years experience in domestic oil and gas exploration and production. Mr. Salsbury’s broad experience includes engineering, drilling, production operations, environmental and safety, and abandonment operations.

Kevin M. Smith. Mr. Smith has served as a director of Saratoga since 1997. Mr. Smith has in excess of 35 years experience as an exploration geophysicist. Since 1984 Mr. Smith’s work experience has been exclusively devoted to his own geophysical consulting firm, Kevin M. Smith, Inc. Mr. Smith holds a Bachelor of Science degree with a major in Physics from the University of Texas. He also holds a Master’s degree in Geology and Geophysics from the University of Houston.

Rex H. White, Jr. Mr. White has served as a director of Saratoga since 2006. Mr. White is a self-employed attorney, board certified in oil, gas and mineral law, with over 46 years of experience in the energy industry. Prior to commencing his legal career, Mr. White worked as a petroleum geologist/geophysicist for approximately 10 years, including 7 years with Mobil Oil Corporation. Mr. White’s career in the energy industry includes service as Special Counsel to the Texas Railroad Commission. Assistant Attorney General of the State of Texas, President of the Texas Independent Producer and Royalty Owners Association, and a Presidential appointment to The National Petroleum Council. Mr. White holds a Bachelor of Science in Geology, a Master’s degree in Geology with a minor in Petroleum Engineering, and a Bachelor of Laws, all from the University of Texas.

Marvin Chronister. Mr. Chronister has served as a director of Saratoga since October 2007. Mr. Chronister has over 30 years of corporate finance and operations experience in the energy, oilfield services and manufacturing industries. Mr. Chronister served, from 2004 to 2006, as Practice Director of Jefferson Wells, a consulting firm, where he was responsible for providing management consulting services in the areas of finance and accounting. From 2003 to 2004, Mr. Chronister was as an independent consultant to the energy industry focused on corporate finance, M&A consulting, SEC reporting and Sarbanes-Oxley implementation. From 1990 to 2003, Mr. Chronister served as Managing Director of Corporate Finance of Deloitte & Touche, providing corporate finance and related consulting services to a broad range of industries with global responsibility for the energy industry. Mr. Chronister previously served as an investment banker in the energy group of both Kidder Peabody and Company, from 1988 to 1990, and Merrill Lynch, from 1987 to 1988. Mr. Chronister holds a Bachelor of Business Administration from Stephen F. Austin State University.

Key Employees Following Harvest Acquisitions

In connection with the Harvest Acquisitions, we retained the following key operating personnel of the Harvest Companies:

Brian Daigle. Mr. Daigle has served as Operations Manager of the Harvest Companies since 2006 and is responsible for the day-to-day management of the companies’ physical assets. Prior to joining the Harvest Companies, from 2004 to 2006 Mr. Daigle was self-employed as a consultant to various operators providing operations management, technical support for facility installation, and managing daily production operations. Mr. Daigle served as Production Superintendent for Denbury Resources from 2001 to 2004. Mr. Daigle has more than 26 years of diversified experience in the oil and gas industry — focused on production operations, facility design, regulatory compliance, and project management in the Gulf of Mexico and inland waters of the State of Louisiana.

Monnie Greer. Ms. Greer has served as Senior Reservoir Engineer for the Harvest Companies since 2006 and is responsible for the overall reserves management of both companies. Prior to joining the Harvest Companies, Ms. Greer served as founder of Evangeline Natural Resources from 2005 to 2006, specializing in identifying remaining reserves in previously abandoned wells and returning these wells to production. Ms. Greer also served as Vice President of Engineering for Cenergy Oil & Gas, as well as varied positions in Denbury Resources, Matrix Oil & Gas, Energy Partners and Shell Exploration and Production. Ms. Greer has more than 20 years of multi-disciplined experience, specializing in subsurface mechanical and reservoir evaluation.

Willard Powell. Mr. Powell has served as Senior Development Geologist for the Harvest Companies since 2006 and is responsible for identifying and developing drilling and workover opportunities on the companies’ asset base. Prior to joining the Harvest Companies, Mr. Powell served as Vice President of Geology for Cenergy Oil & Gas from 2004 to 2007. Mr. Powell also served as Senior Geologist for Denbury Resources, Matrix Oil & Gas, and Shell Exploration and Production. Mr. Powell has more than 41 years of experience, with specialization in developmental geology.

Elizabeth Goodman. Ms. Goodman has served as Geophysical Supervisor for the Harvest Companies since 2005 and is responsible for evaluating the oil and gas potential of the companies’ asset base by assimilation of geological and 3D seismic data. Prior to joining the Harvest Companies, from 2002 to 2005 Ms. Goodman served as an independent consultant to operators utilizing her geophysical expertise to identify remaining oil and gas potential. Ms. Goodman has also served in various positions at Denbury Resources, Matrix Oil & Gas, and Texaco Exploration & Production. Ms. Goodman has more than 25 years experience in oil and gas development, specializing in the integration of geological, geophysical and engineering data for prospect delineation and risk evaluation.

Steve Freeman. Mr. Freeman has served as Senior Production Engineer for the Harvest Companies since 2005 and is responsible for the planning, coordinating and supervision of well work operations, as well as working closely with reservoir engineers, geologists and operations managers/production superintendents to optimize production and identify new well work opportunities. Mr. Freeman served as Production Engineer for Forest Oil Corporation from 2004 to 2005 and as Area Operations Engineer for Denbury Resources from 2001 to 2004. Mr. Freeman also served in various positions at Matrix Oil & Gas and Chevron. Mr. Freeman has more than 25 years experience in domestic oil and gas operations, specializing in production, workover, and completion operations.

Advisory Director

Saratoga has, from time to time, appointed and utilized the services of advisory directors to supplement the efforts of, and assist, management. Advisory directors are invited to attend and participate in all board meetings but have no vote on any matter presented to the board. Currently, Saratoga has one advisory director, J.W. “Bill” Rhea. Mr. Rhea was appointed an advisory director in October 2007. Mr. Rhea has over 32 years of business, financial and petroleum engineering experience in all phases of the upstream oil and gas industry, onshore and offshore, both domestically and internationally on four continents. Mr. Rhea is a second-generation oil and gas businessman and, in addition to serving in senior management and chief executive roles in several independent oil and gas companies (public and private), has also been a consultant to industry. Mr. Rhea is experienced in the prospect generation and assembly process using state of the art remote sensing and focusing technologies coupled with more traditional 2D and 3D seismic technologies to assemble, drill, and develop world class prospects. Over his career, Mr. Rhea has also worked on acquisitions, mergers, and divestitures of oil and gas assets and companies. Mr. Rhea is currently the President and Chief Executive Officer of privately held Gulf Energy Exploration Corp. of Austin, Texas.

Item 6. Executive Compensation.

Executive and Director Compensation

During 2006 and prior to September 1, 2007, Saratoga did not pay any compensation to any of its executive officers.

In anticipation of the acquisitions of the Harvest Companies, Saratoga entered into employment agreements with Messrs. Cooke and Clifford that provide for, among other things, the accrual and deferral of salaries commencing September 2007 with all accrued and deferred salary being payable upon closing of the financings in connection with the acquisitions of the Harvest Companies. See “—Employment Agreements.”  In conjunction with the closing of the Harvest Acquisition, Messrs. Cooke and Clifford agreed to extend payment of accrued but unpaid salary through July 14, 2008, totaling $157,500 each, and to accept payout of that accrued salary in monthly installments over three years with interest accruing at 10%.

Saratoga has not paid any cash compensation to members of its board of directors for their services as directors. Beginning in 2006, Saratoga granted 25,000 shares of common stock annually to each of its non-employee directors for their service. Beginning with the formation of its Audit Committee in October 2007, Saratoga grants 5,000 shares of common stock per quarter to the Chairman of the Audit Committee for services in that capacity.

Following the Harvest Acquisitions, we intend to evaluate our board compensation arrangements and those of comparable publicly traded oil and gas companies for the purpose of modifying our board compensation arrangements to include a combination of cash and equity compensation as well as reimbursement of expenses in connection with attendance at board and committee meetings.

Employment Agreements

On October 9, 2007, Saratoga entered into an employment agreement with Thomas F. Cooke, its Chairman and Chief Executive Officer, pursuant to which Mr. Cooke will continue to serve in those positions for a term of three years. Mr. Cooke’s employment agreement provides for an annual salary of $180,000 and participation in all of Saratoga’s existing executive benefit programs, with salary accruing as of September 1, 2007 and being deferred until Saratoga receives funding in the amount of at least $25 million (a “Funding”). The closing of the Harvest Acquisition and relating financing constituted a Funding.  As noted, on closing of the Harvest Acquisition, Mr. Cooke agreed to accept a note payable pursuant to which his accrued salary, totaling $157,500, is payable in monthly installments over three years, with interest accruing at 10%.

On October 8, 2007, Saratoga entered into an employment agreement with Andy Clifford, pursuant to which Mr. Clifford will serve as President for a period of three years subject to Saratoga’s right to terminate the agreement if Saratoga has not received a Funding within one year. Mr. Clifford’s employment agreement provides for an annual salary of $180,000 and participation in all of Saratoga’s existing executive benefit programs, with salary accruing as of September 5, 2007 and being deferred until completion of a Funding.  As noted, on closing of the Harvest Acquisition, Mr. Clifford agreed to accept a note payable pursuant to which his accrued salary, totaling $157,500, is payable in monthly installments over three years, with interest accruing at 10%.

Saratoga entered into an employment agreement with Barry Salsbury on the closing of the Harvest Acquisition, pursuant to which Mr. Salsbury serves as President of the Harvest Companies for a period beginning on closing of the acquisitions of the Harvest Companies and continuing for three years. Mr. Salsbury’s employment agreement provides for an annual salary of $165,000 and participation in all of our existing executive benefit programs.

Restricted Stock Agreements

Pursuant to a stock grant agreement dated October 8, 2007, Saratoga granted Mr. Clifford 2,500,000 shares of common stock on signing of his employment agreement Of the shares granted to Mr. Clifford, 2,000,000 shares were subject to forfeiture on termination of Mr. Clifford’s employment if, on that date (1) Saratoga has not completed the acquisition of oil and gas properties and interests (including those of the Harvest Companies) with an aggregate value of at least $25.0 million during Mr. Clifford’s employment, or (2) Mr. Clifford is not continuing in his service as President of Saratoga on the first anniversary of the commencement of his employment.  The Harvest Acquisition satisfied the oil and gas property acquisition provision of the restricted stock grant.

Pursuant to a stock grant agreement executed in connection with the Harvest Acquisitions, Mr. Salsbury was granted 500,000 shares of common stock on closing of the Harvest Acquisitions, of which 100,000 shares were fully vested on the date of grant, 200,000 shares shall vest six months from the date of grant and 200,000 shares shall vest one year from the date of grant.

Employee and Consultant Stock Plan

Saratoga has adopted the Saratoga Resources 2006 Employee and Consultant Stock Plan to assist in attracting and retaining employees and consultants. At July 14, 2008, a total of 2,000,000 shares of common stock were available for issuance under the 2006 Employee and Consultant Stock Plan. The plan is administered by the board of directors or by a committee appointed by the board of directors.

Item 7. Certain Relationships and Related Transactions and Director Independence.

Thomas F. Cooke, Saratoga’s principal shareholder and its Chairman and Chief Executive Officer has, from time to time, loaned funds to Saratoga and purchased shares of its common stock to support its operations.

During 2006, Mr. Cooke extinguished $25,000 of existing loans and invested an additional $25,000 in Saratoga in exchange for the issuance of 4,000,000 shares of its common stock. Amounts loaned by Mr. Cooke bear interest at 12.5% and are repayable from operations when they become available. Loans payable to Mr. Cooke totaled $474,513 at December 31, 2007 and $563,412 at July 14, 2008. Saratoga repaid $ 100,000 owing to Mr. Cooke at the time of the Harvest Acquisitions and delivered a Subordinated Promissory Note evidencing the balance of the amounts owing to Mr. Cooke, totaling $463,412, plus accrued salary of $157,500.  The Subordinated Promissory is payable, with interest accruing at 10%, in equal monthly installments of 17,247.55 over three years.

In December 2007, Andy Clifford purchased from Saratoga 100,000 shares of its common stock for $100,000.

Harvest Holdings, LLC, an entity owned by certain members of HOG and THG, including Barry Salsbury, is the lessor under an office lease for the Harvest Companies’ principal offices located in Covington, Louisiana. The lease was originally executed November 28, 2005 for a term of three years, with options to renew the lease up the three times for successive three-year periods. The base monthly rental for the office lease is $11,000. Additionally the Harvest Companies pay their allocable share of property taxes, insurance and common area maintenance.

Harvest Holdings, LLC is also a party to a Bareboat Charter Agreement with HOG originally executed December 28, 2006, pursuant which HOG agreed to charter a vessel for a period of three years. Pursuant to the charter agreement, HOG pays a monthly fee equal to $10,000 and additional fees and expenses related to maintenance, repair, taxes and permits.

Item 8. Description of Securities

The description of our capital stock in this section is a summary and is not intended to be complete. For a complete description of our capital stock, please read our restated articles of incorporation and our amended and restated bylaws, which have been filed with the SEC.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 100,000 shares of preferred stock, par value $0.001 per share. 16,865,292 shares of our common stock and no shares of preferred stock were outstanding as of July 14, 2008, immediately following the Harvest Acquisition.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters on which shareholders are permitted to vote. The holders of our common stock have no preemptive rights to purchase or subscribe for our securities, and our common stock is not convertible or subject to redemption by us.

Subject to the rights of the holders of any series of our preferred stock having any preference or priority over our common stock, the holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time out of funds legally available for such payments and, if we are liquidated, dissolved or wound up, to a ratable share of any distribution to shareholders, after satisfaction of all our liabilities and the prior rights of any outstanding series of our preferred stock.

Preferred Stock

Our board of directors has the authority, without shareholder approval, to issue up to 100,000 shares of preferred stock in one or more series, and to fix the number and terms of each such series. The issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock, discourage an unsolicited acquisition proposal or make it more difficult for a third party to gain control of us. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of the stock. Our board of directors does not presently intend to seek shareholder approval prior to any issuance of currently authorized preferred stock unless otherwise required by law.

Warrants

As of July 14, 2008, we had outstanding warrants to purchase 1,090,515 shares of our common stock.  The Warrants outstanding at that date were exercisable (1) at a price of $0.17 to acquire 30,000 shares, expiring May 2013, (2) at a price of $0.25 to acquire 250,000 shares, expiring May 2013 and (3) at a price of $0.01 to acquire 805,515 shares, expiring July 2013.

Stock Plan

As of July 14, 2008 we had adopted, and maintained, a stock plan, referred to as the Saratoga Resources 2006 Employee and Consultant Stock Plan, to assist in attracting and retaining employees and consultants. At July 14, 2008, a total of 2,000,000 shares of common stock were available for issuance under the 2006 Employee and Consultant Stock Plan.

Special Meetings

Our articles of incorporation and bylaws provide that special meetings of our shareholders may be called at any time by any member of our board of directors, our president, or by shareholders holding not less than 10% of all shares entitled to vote at such a meeting. Only business within the purpose or purposes described in the notice of special meeting may be conducted at such special meeting.

Voting

Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors,

Our articles of incorporation require the affirmative vote of holders of a majority of the outstanding shares entitled to vole on the matter to approve (a) any merger, consolidation or share exchange; (b) any dissolution of the Company; (c) any sale, lease, exchange, or other disposition of all, or substantially all, the property and assets of the Company; and (d) any amendment to our articles of incorporation or any other matter for which a shareholder vote is required by the Texas Business Corporation Act. If any class or series of shares is entitled to vote as a class with regard to these events, the vote required will be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least a majority of the outstanding shares of capital stock otherwise entitled to vote thereon.

Business Combination Law

We are subject to Part Thirteen (the “Business Combination Law”) of the Texas Business Corporation Act. In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three- year period immediately following the affiliated shareholder’s acquisition of shares unless:

•

before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder on that date; or

•

not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least 66 2/3% of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates.

For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. A “business combination” is defined generally to include:

•

mergers or share exchanges;

•

dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation;

•

certain issuances or transaction by the corporation that would increase the affiliated shareholder’s number of shares of the corporation;

•

certain liquidations or dissolutions; and

•

the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.

An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders, any voting shares registered under the Securities Exchange Act of 1934, as amended, or any voting shares qualified for trading in a national market system.

The Business Combination Law does not apply to a business combination of an issuing public corporation that elects not be governed thereby through either its original articles of incorporation or bylaws or by an amendment thereof Our articles of incorporation and bylaws do not so provide, nor do we currently intend to make any such amendments.

In discharging the duties of a director under Texas law, a director, in considering our best interests, may consider our long-term as well as short-term interests and our shareholders, including the possibility that those interests may be best served by our continued independence.

Limitation of Director Liability and Indemnification Arrangements

Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Business Corporation Act. The provision eliminates the personal liability of a director to us and our shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to us or to our shareholders, for an act or omission not in good faith that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to our articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors. Our articles of incorporation further state that any repeal or amendment by the shareholders of the provision limiting the personal liability of our directors shall have no effect on liability arising from acts or omissions occurring prior to any such repeal or amendment.

Our articles of incorporation provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. Any repeal or amendment of the articles of incorporation changing the indemnification provision therein shall be prospective only and shall not limit the rights of any director or officer, or the obligations of the Company, with respect to any claim arising from actions or omissions occurring prior to any such repeal or amendment.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation. Its phone number is (469) 633-0101.

PART II

Item 1.

Market Price of and Dividends on the Registrant’s Common Equity and Other Shareholder Matters.

Our common stock is traded on the OTC Bulletin Board® under the symbol “SROE.OB.” The following table sets forth, for the periods indicated, the high and low sales prices per share, as reported on the OTC Bulletin Board®.

High

Low

2006

First Quarter

$0.00

$0.00

Second Quarter

1.01

0.15

Third Quarter

1.05

0.10

Fourth Quarter

0.35

0.10

2007

First Quarter

$0.20

$0.15

Second Quarter

 0.25

0.15

Third Quarter

0.15

0.12

Fourth Quarter

4.00

0.15

2008

First Quarter

$4.00

$0.25

Second Quarter

0.95

0.17

On July 11, 2008, the last reported sales price of our common stock on the OTC Bulletin Board® was $2.51 per share.

Dividend Policy

We have not declared or paid any dividends on our common stock since our inception, and we do not anticipate declaring or paying any dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings to finance future growth. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors considers relevant. In addition, our ability to declare and pay dividends is restricted by our governing statute, as well as the terms of our revolving credit facility and the indenture that governs the notes offered hereby, and may be restricted by the term of our seller notes.

Item 2.

Legal Proceedings.

The Company is party to various litigation matters arising in the ordinary course of business.

Item 3. Changes in and Disagreements with Accountants.

On October 8, 2007, we dismissed Robnett & Co., LP (“R&C”) as our independent registered public accounting firm.  On the same date, we appointed Malone & Bailey, PC (“M&B”) as our new independent certifying accountants.

The decision to dismiss R&C and appoint M&B was recommended and approved by our board of directors.

R&C’s reports on the financial statements for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or disclaimer, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that each of those reports was modified with respect to uncertainty regarding our ability to continue as a going concern.

During our two most recent fiscal years and any subsequent interim period preceding the dismissal of R&C, there were no disagreements with R&C on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s) if not resolved to the satisfaction of R&C, would have caused R&C to make reference to the subject matter of the disagreement(s) in connection with its report.

During our two most recent fiscal years and any subsequent interim period preceding the dismissal of R&C, there have been no reportable events of the type required to be disclosed by Item 304(a)(1)(v) of Regulation S-K.

Prior to the engagement of M&B, we did not consult with such firm regarding the application of accounting principles to a specific completed or contemplated transaction, or any matter that was either the subject of a disagreement or a reportable event. We also did not consult with M&B regarding the type of audit opinion which might be rendered on our financial statements and no oral or written report was provided by M&B.

Item 4. Recent Sales of Unregistered Securities.

In January 2006, we issued 4,000,000 shares of common stock to our president and principal shareholder in exchange for the extinguishment of $25,000 of debt owed by the Company.

In June 2006, we issued an aggregate of 75,000 shares of common stock to two directors and to one advisory director as compensation for their services in such capacity.

In October 2007, we issued an aggregate of 2,975,000 shares of common stock consisting of 2,500,000 of restricted stock issued in connection with the hiring of our president, an aggregate of 75,000 shares issued to two directors and one advisory director as compensation for their services in such capacity and 400,000 shares issued to two law firms as consideration for business, litigation and general legal advisory services.

In October 2007, we issued 30,000 shares of common stock in connection with the appointment of a director.

In December 2007, we issued 100,000 shares of common stock to our president for $100,000 in cash.

In April 2008, we issued 500,000 shares of restricted stock as consideration for the ongoing services of a consultant.  250,000 of the shares issues were forfeited.

In May 2008, we issued 30,000 shares of common stock to a director as compensation for services.

In May 2008, we issued warrants to purchase an aggregate of 280,000 shares of common stock to two law firms as an inducement to provide services.  The warrants are exercisable at $0.17 per share, with respect to 30,000 warrants, and $0.25 per share with respect to 250,000 warrants.

In July 2008, we issued 4,900,000 shares of common stock to 6 persons as partial consideration in the Harvest Acquisition.

In July 2008, we issued warrants to purchase 805,515 shares of common stock to Wayzata Investment Partners as an inducement for entering into the Wayzata Credit Agreement.  The warrants are exercisable at a price of $0.01 per share.

In July 2008, immediately following the Harvest acquisition, we issued 1,040,000 shares of stock as consideration for the ongoing services of 9 key employees of the Harvest Companies, which shares are subject to forfeiture in the event the employees terminate employment prior to certain specified dates.

All of the foregoing shares were issued without general advertising or solicitation pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 5. Indemnification of Directors and Officers.

Saratoga’s articles of incorporation and bylaws provide that Saratoga will indemnify, to the fullest extent permitted under the Texas Business Corporation Act, any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Saratoga or serves or served at its request as a director, officer, employee or agent of another entity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Saratoga’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, Saratoga has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART F/S

See the financial statements referred to in Item 9.01 of this Current Report on Form 8-K, which are incorporated herein by reference.

PART III

Item 1. Index to Exhibits.

See the Exhibits referred to in Item 9.01 of this Current Report on Form 8-K.

Item 2. Description of Exhibits.

See the Exhibits referred to in Item 9.01 of this Current Report on Form 8-K.